Exhibit 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-103938, No. 33-48855, No. 33-81130, No. 33-93052, No. 333-29473, No. 333-42900 and No. 333-42906) of Elite Information Group, Inc. of our report dated February 18, 2003, relating to the financial statements and the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
March 28, 2003